Exhibit 4.2

PIEDMONT OPERATING PARTNERSHIP, LP, as Issuer

PIEDMONT OFFICE REALTY TRUST, INC., as Guarantor

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

$400,000,000 9.250% SENIOR NOTES DUE 2028

FOURTH SUPPLEMENTAL INDENTURE

DATED AS OF

JULY 20, 2023

TO THE INDENTURE DATED MARCH 6, 2014

THIS FOURTH SUPPLEMENTAL INDENTURE is entered into as of July 20, 2023 (the “Fourth Supplemental Indenture”), by and among PIEDMONT OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Issuer”), PIEDMONT OFFICE REALTY TRUST, INC., a Maryland corporation, the Issuer’s sole general partner (the “General Partner,” and in the capacity as guarantor of the Notes (as defined below), the “Guarantor”), each having its principal office at 5565 Glenridge Connector, Suite 450, Atlanta, Georgia 30342, and U.S. Bank Trust Company, National Association, as Trustee hereunder (the “Trustee”), having its Corporate Trust Office at One Federal Street, Boston, Massachusetts 02110.

W I T N E S S E T H:

WHEREAS, the Issuer has delivered to the Trustee an Indenture, dated as of March 6, 2014 (the “Base Indenture”, as supplemented by this Fourth Supplemental Indenture, the “Indenture”), providing for the issuance by the Issuer from time to time of Securities in one or more series;

WHEREAS, Section 301 of the Base Indenture provides that various matters with respect to any series of Securities issued under the Base Indenture may be established in an indenture supplemental to the Base Indenture;

WHEREAS, each of the Issuer and the Guarantor desires to execute this Fourth Supplemental Indenture to establish the form and to provide for the issuance of a series of the Issuer’s senior notes designated as its 9.250% Senior Notes due 2028 (the “Notes”), in an initial aggregate principal amount of $400,000,000;

WHEREAS, the Board of Directors of the Guarantor has duly adopted resolutions authorizing the Issuer and the Guarantor to execute and deliver this Fourth Supplemental Indenture; and

WHEREAS, all of the other conditions and requirements necessary to make this Fourth Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, for and in consideration of the premises and the purchase of the Notes provided for herein by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Notes, as follows:

ARTICLE I

RELATION TO BASE INDENTURE; DEFINITIONS

Section 1.01. Relation to Base Indenture. This Fourth Supplemental Indenture constitutes an integral part of the Base Indenture. Notwithstanding any other provision of this Fourth Supplemental Indenture, all provisions of this Fourth Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes.

The Base Indenture, as supplemented by this Fourth Supplemental Indenture, is referred to herein as the “Indenture.”

Section 1.02. Definitions. For all purposes of this Fourth Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(1) Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture; and

(2) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Fourth Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under the Base Indenture in accordance with the provisions hereof, as part of the same series as the Initial Notes.

“Consolidated EBITDA” means, for any period of time, without duplication, consolidated net income (loss) of the Guarantor and the Subsidiaries plus amounts which have been deducted and minus amounts which have been added for, without duplication:

(a) Interest Expense;

(b) depreciation and amortization as set forth in the Consolidated Financial Statements of the Guarantor;

(c) provision for taxes based on income or profits;

(d) non-recurring or other unusual items, as determined by the Guarantor in good faith (including, without limitation, all prepayment penalties and costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed) and amounts paid in connection with casualty losses and litigation settlements and any corresponding recovery of insurance for such losses or settlements, other than amounts received pursuant to business interruption insurance);

(e) extraordinary items;

(f) noncontrolling interests of the Guarantor and the Subsidiaries;

(g) non-cash swap ineffectiveness charges or income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP;

(h) gains or losses on dispositions of depreciable real estate investments, property valuation losses and impairment charges;

(i) any impact from a change in accounting policy resulting in a non-cash charge;

(j) increases in deferred taxes; and

(k) amortization of deferred financing costs and other deferred charges.

For such period, amounts will be determined on a consolidated basis in accordance with GAAP (to the extent GAAP is applicable).

“Consolidated Financial Statements” means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements of that Person and its subsidiaries prepared in accordance with GAAP.

“Debt” means, as of any date, without duplication, any of the Guarantor’s indebtedness or that of any Subsidiary, whether or not contingent, in respect of:

(a) borrowed money evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any Lien existing on property owned by the Guarantor or any Subsidiary;

(b) indebtedness for borrowed money of a Person other than the Guarantor, or a Subsidiary, which is secured by any Lien on property owned by the Guarantor or any Subsidiary, to the extent of the lesser of (i) the amount of indebtedness so secured, and (ii) the fair market value (determined in good faith by the Board of Directors of the Guarantor or a duly authorized committee thereof) of the property subject to such Lien;

(c) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services (and, for the avoidance of doubt, after the closing of the acquisition of any property or the completion of services under any services contract), except any such balance that constitutes an accrued expense or trade payable; or

(d) any lease of property by the Guarantor or any Subsidiary as lessee which is required to be reflected on the Guarantor’s consolidated balance sheet as a financing lease in accordance with GAAP;

provided, however, that the term “Debt” under clause (d) of this definition will not include operating lease liabilities on the balance sheet of the Guarantor or of any Subsidiary acting as lessee in accordance with GAAP; and provided further, that the term “Debt” under this definition will not include any such indebtedness that has been the subject of an “in substance” defeasance in accordance with GAAP. Debt also includes, to the extent not otherwise included, any obligation of the Guarantor or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than the Guarantor or any of the Subsidiaries) of the type described in clauses (a)-(d) of this definition.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, assume, guarantee or otherwise become liable in respect of the Debt or other obligation, and “Incurrence” and “Incurred” have the meanings correlative to the foregoing. Debt or any other obligation of the Guarantor or any Subsidiary will be deemed to be Incurred by the Guarantor or such Subsidiary whenever the Guarantor or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof. Debt or any other obligation of a Subsidiary existing prior to the time it became a Subsidiary will be deemed to be Incurred upon such Subsidiary becoming a Subsidiary; and Debt or other obligation of a Person existing prior to a merger or consolidation of such Person with the Guarantor or any Subsidiary in which such Person is the successor to the Guarantor or such Subsidiary will be deemed to be Incurred upon the consummation of such merger or consolidation. Any issuance or transfer of capital stock that results in Debt constituting Intercompany Debt being held by a Person other than the Guarantor or any Subsidiary or any sale or other transfer of any Debt constituting Intercompany Debt to a Person that is not the Guarantor or a Subsidiary, will be deemed, in each case, to be an Incurrence of Debt that is not Intercompany Debt at the time of such issuance, transfer or sale, as the case may be.

“Final Maturity Date” means July 20, 2028.

“Initial Notes” means the first $400,000,000 aggregate principal amount of Notes issued under this Fourth Supplemental Indenture on the date hereof.

“Intercompany Debt” means, as of any date, Debt to which the only parties are the Guarantor or any Subsidiary.

“Interest Expense” means, for any period of time, without duplication, the aggregate amount of interest recorded in accordance with GAAP for such period of time by the Guarantor and the Subsidiaries, but excluding: (a) interest reserves funded from the proceeds of any loan; (b) amortization of deferred financing costs; (c) prepayment penalties; and (d) non-cash swap ineffectiveness charges or charges attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP; and including, without limitation or duplication, effective interest in respect of original issue discount as determined in accordance with GAAP.

“Par Call Date” means June 20, 2028 (one month prior to the Final Maturity Date).

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a Substitute Rating Agency.

“Secured Debt” means, as of any date, that amount of Debt as of that date that is secured by a Lien on properties or other assets of the Guarantor or any of the Subsidiaries.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Issuer (as certified by a resolution of the Issuer’s Board of Directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Total Assets” means, as of any date, without duplication, the sum of: (1) Undepreciated Real Estate Assets; (2) cash, cash equivalents and marketable securities of the Guarantor and the Subsidiaries, determined in accordance with GAAP; (3) notes and mortgages receivable, calculated as the lesser of (i) the aggregate amount of principal under such note or mortgage that will be due and payable to the Guarantor or the Subsidiaries and (ii) the purchase price paid by the Guarantor or the Subsidiaries to acquire such note or mortgage; and (4) all of the Guarantor’s other assets and the assets of the Subsidiaries (excluding intangibles and accounts receivable) determined on a consolidated basis in accordance with GAAP.

“Total Unencumbered Assets” means, as of any date, those Total Assets not securing any amount of Secured Debt; provided, however, that all investments by the Guarantor and the Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included. For the avoidance of doubt, cash held by a “qualified intermediary” in connection with proposed like-kind exchanges pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, which may be classified as “restricted” for GAAP purposes, will nonetheless be considered Total Assets not securing any amount of Secured Debt, so long as the Guarantor or a Subsidiary has the right (i) to direct the qualified intermediary to return such cash to the Guarantor or a Subsidiary if and when the Guarantor fails to identify or acquire the proposed like-kind property or at the end of the 180-day replacement period or (ii) direct the qualified intermediary to use such cash to acquire like-kind property.

“Treasury Rate” means, with respect to any Redemption Date for the Notes, a yield determined by the Issuer in accordance with the following:

(a) The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date; and

(b) If on the third Business Day preceding the Redemption Date, H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this clause (b), the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets of the Guarantor and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP; provided, however, that “Undepreciated Real Estate Assets” shall not include the right of use assets associated with an operating lease in accordance with GAAP.

“Unsecured Debt” means, as of any date, that amount of Debt as of that date that is not Secured Debt.

ARTICLE II

TERMS OF THE SECURITIES

Section 2.01. Title of the Securities. The Notes shall be known and designated as the “9.250% Senior Notes due 2028.”

Section 2.02. Limitation on Initial Aggregate Principal Amount; Further Issuances. The aggregate principal amount of Notes which may be authenticated and delivered under the Base Indenture is unlimited; provided, that upon initial issuance on the date hereof the aggregate principal amount of Notes outstanding shall not exceed $400,000,000, except for Notes issued upon a redemption in part, exchange or registration of transfer of other Notes as provided herein and except as provided in Sections 305, 306, 307 and 1107 of the Base Indenture. The Issuer may, without the consent of or notice to the Holders of Notes, issue Additional Notes from time to time in the future with the same terms and provisions as the Initial Notes, except for any difference in issue price, Interest accrued prior to the issue date and the first Interest Payment Date of those Additional Notes; provided, that such Additional Notes shall be treated as part of the same issue as and fungible with the Initial Notes for United States federal income tax purposes and shall carry the same right to receive accrued and unpaid Interest as the other Notes then outstanding; provided, however, that, notwithstanding the foregoing, (i) if the Additional Notes are not fungible with the Notes for United States federal income tax purposes, the Additional Notes will have a separate CUSIP number and (ii) if the Issuer has effected legal defeasance or covenant defeasance with respect to the Notes pursuant to Section 402 of the Base Indenture or has effected satisfaction and discharge with respect to the Notes pursuant to Section 401 of the Base Indenture, no Additional Notes may be issued. The Initial Notes and any such Additional Notes shall constitute a single series of debt Securities, and in circumstances in which the Indenture provides for the Holders of Notes to vote or take any action, the Holders of Initial Notes and any such Additional Notes will vote or take that action as a single class.

Section 2.03. Maturity. The final Maturity Date of the Notes on which the principal thereof is due and payable shall be July 20, 2028.

Section 2.04. Interest and Interest Rates. The principal of the Notes shall bear Interest at the rate of 9.250% per annum from and including July 20, 2023 or from the most recent date to which Interest has been paid or duly provided for, payable semiannually in arrears on January 20 and July 20 (each, an “Interest Payment Date” for the Notes) of each year, commencing January 20, 2024, to the Persons in whose names such Notes (or one or more Predecessor Securities) are registered at the close of business on the January 5 or July 5, respectively, immediately prior to such Interest Payment Dates (each, a “Regular Record Date” for the Notes) regardless of whether such Regular Record Date is a Business Day. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. If any principal of, or premium, if any, or Interest on, any of the Notes is not paid when due, then such overdue principal and, to the extent permitted by law, such overdue premium or Interest, as the case may be, shall bear Interest until paid or until such payment is duly provided for at the rate of 9.250% per annum.

Section 2.05. Interest Rate Adjustment of the Notes Based on Certain Rating Events.

(a) The Interest rate payable on the Notes will be subject to adjustment from time to time if either Moody’s Investors Services Inc. and its successors (“Moody’s”) or S&P Global Ratings and its successors (“S&P”) (or, in either case, a Substitute Rating Agency) downgrades (or subsequently upgrades) its rating assigned to the Notes as set forth in this Section 2.05.

(b) If the rating of the Notes from one or both of Moody’s or S&P (or, if applicable, any Substitute Rating Agency) is decreased to a rating set forth in either of the immediately following tables, the Interest rate on the Notes will increase from the Interest rate set forth in this Fourth Supplemental Indenture by an amount equal to the sum of the percentages per annum set forth in the following tables opposite those ratings:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency

The Issuer will notify the Trustee in writing of any such ratings downgrade and any applicable Interest rate adjustment to be applied to the Notes.

(c) For purposes of making adjustments to the Interest rate on the Notes, the following rules of interpretation will apply:

(1) if at any time fewer than two Rating Agencies provide a rating on the Notes for reasons not within the Issuer’s control, (i) the Issuer will use commercially reasonable efforts to obtain a rating on the Notes from a Substitute Rating Agency for purposes of determining any increase or decrease in the Interest rate on the Notes pursuant to the tables above, (ii) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating on the Notes but which has since ceased to provide such rating, (iii) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Issuer and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table, and (iv) the Interest rate on the Notes will increase or decrease, as the case may be, such that the Interest rate equals the Interest rate with respect to the Notes set forth in this Fourth Supplemental Indenture plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (iii) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency);

(2) for so long as only one Rating Agency (or Substitute Rating Agency, if applicable) provides a rating on the Notes, any increase or decrease in the Interest rate on the Notes necessitated by a reduction or increase in the rating by that Rating Agency shall be twice the applicable percentage set forth in the applicable table above;

(3) if both Rating Agencies cease to provide a rating of the Notes for any reason, and no Substitute Rating Agency has provided a rating on the Notes, the Interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% per annum above the Interest rate on the Notes prior to any such adjustment;

(4) if Moody’s or S&P ceases to rate the Notes or make a rating of the Notes publicly available for reasons within the Issuer’s control, the Issuer will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the Interest rate on the Notes shall be determined in the manner described above as if either only one or no Rating Agency provides a rating on the Notes, as the case may be;

(5) each Interest rate adjustment required by any decrease or increase in a rating as set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency), shall be made independently of (and in addition to) any and all other Interest rate adjustments occasioned by the action of the other Rating Agency;

(6) in no event will (i) the Interest rate on the Notes be reduced to below the Interest rate on the Notes at the time of issuance or (ii) the total increase in the Interest rate on the Notes exceed 2.00% above the Interest rate payable on the Notes on the date of their initial issuance; and

(7) subject to clauses (3) and (4) above, no adjustment in the Interest rate on the Notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of the Notes.

(d) If at any time the Interest rate on the Notes has been adjusted upward and either of the Rating Agencies subsequently increases its rating of the Notes, the Interest rate on the Notes will again be adjusted (and decreased, if appropriate) such that the Interest rate on the Notes equals the original Interest rate payable on the Notes prior to any adjustment plus (if applicable) an amount equal to the sum of the percentages per annum set forth opposite the ratings in the tables above with respect to the ratings assigned to the Notes (or deemed assigned) at that time, all calculated in accordance with the rules of interpretation set forth above. If Moody’s or any Substitute Rating Agency subsequently increases its rating on the Notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating on the Notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the Interest rate on the Notes will be decreased to the Interest rate on the Notes prior to any adjustments made pursuant to this section.

(e) Any Interest rate increase or decrease described above will take effect from the first day of the Interest period following the period in which a rating change occurs requiring an adjustment in the Interest rate. If either Rating Agency changes its rating of the Notes more than once during any particular Interest period, the last such change by such Rating Agency to occur will control in the event of a conflict for purposes of any increase or decrease in the Interest rate with respect to the Notes.

(f) The Interest rate on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either Rating Agency) if the Notes are rated “Baa1” or higher by Moody’s (or its equivalent if with respect to any Substitute Rating Agency) and “BBB+” or higher by S&P (or its equivalent if with respect to any Substitute Rating Agency), in each case with a stable or positive outlook.

(g) If the Interest rate on the Notes is increased as described above, the term “Interest,” as used with respect to the Notes, will be deemed to include any such additional Interest unless the context otherwise requires.

Section 2.06. Place of Payment. The City of Boston is hereby designated as a Place of Payment for the Notes. The place where the principal of and premium, if any, and Interest (including the Redemption Price) on the Notes shall be payable, where Notes may be surrendered for the registration of transfer or exchange, and where notices or demands to or upon the Issuer or the Guarantor in respect of the Notes and the Indenture may be served shall be the office or agency maintained by the Issuer for such purpose in the City of Boston, which shall initially be the Corporate Trust Office.

Section 2.07. Redemption. In lieu of the provisions of Article 11 of the Base Indenture, the provisions of Article III of this Fourth Supplemental Indenture shall apply to the Notes.

Section 2.08. No Redemption at Option of Holders; No Sinking Fund. The Notes shall not be repayable or redeemable at the option of the Holders prior to the Final Maturity Date of the principal thereof and shall not be subject to a sinking fund or analogous provision.

Section 2.09. Use of Index. Other than amounts payable upon redemption of the Notes at the option of the Issuer prior to June 20, 2028 in accordance with Section 2.07 and Article III hereof, the amount of payments of principal of and premium, if any, and Interest on the Notes shall not be determined with reference to an index, formula or other similar method.

Section 2.10. Election of Currency. Neither the Issuer nor the Holders of the Notes shall have any right to elect the currency in which payments of the principal of and premium, if any, and Interest on (including the Redemption Price upon redemption pursuant to Section 2.07 and Article III hereof) the Notes are made.

Section 2.11. Additional Definitions; Additional Covenants. In addition to the covenants set forth in the Base Indenture, the covenants set forth in Article IV hereof (the “Additional Covenants”) shall be and hereby are added to the Base Indenture for the benefit of the Notes and the Holders of the Notes. The Additional Covenants, together with the defined terms (the “Additional Definitions”) set forth in Article I hereof, are hereby incorporated by reference in and made part of the Base Indenture for the benefit of the Notes and the Holders of the Notes as if set forth in full therein; provided that the Additional Covenants and the Additional Definitions shall only be applicable with respect to the Notes and the Additional Definitions and the Additional Covenants shall only be effective for so long as any of the Notes are Outstanding.

Section 2.12. Registered Securities; Depositary. The Notes shall be issuable only as Registered Securities without coupons and may, but need not, bear a corporate seal. The Notes shall initially be issued in book-entry form and represented by one or more permanent Global Securities for the Notes, the initial depositary (the “Depositary”) for the Global Securities for the Notes shall be DTC and the Depositary arrangements shall be those employed by whoever shall be the Depositary with respect to the Global Securities for the Notes from time to time.

Notwithstanding the foregoing, certificated Notes in definitive form may be issued in exchange for Global Securities for the Notes under the circumstances contemplated by Section 305 of the Base Indenture. Except as provided in Section 305 of the Base Indenture, beneficial owners of interests in a Global Security shall not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered Holders of such Global Security.

Section 2.13. Defeasance and Covenant Defeasance. Section 402 of the Base Indenture shall apply to the Notes; provided that the Additional Covenants shall also be subject to covenant defeasance pursuant to Section 402(3) of the Base Indenture.

Section 2.14. Additional Amounts. The Issuer shall not be required to pay Additional Amounts with respect to the Notes as contemplated by Section 1010 of the Base Indenture.

Section 2.15. Guarantee. The Notes will be subject to the Guarantee of the Guarantor on the terms set forth in Article 15 of the Base Indenture and as endorsed on the certificates for the Notes.

Section 2.16. Not Convertible. The Notes shall not be convertible into or exchangeable for Capital Stock or other securities.

Section 2.17. Unsecured Obligations. The Notes shall be unsecured.

Section 2.18. Waiver of Certain Covenants. The provisions of Section 1011 of the Base Indenture shall be applicable with respect to any term, provision or condition set forth in the Additional Covenants, in addition to any term, provision or condition set forth in Sections 1004 to 1008, inclusive, of the Base Indenture.

Section 2.19. Form of Notes. The Notes and the Guarantee endorsed on certificates evidencing the Notes shall have such other terms and provisions as are set forth in the form of certificate evidencing the Notes and form of related Guarantee endorsed thereon attached as Annex A to this Fourth Supplemental Indenture, all of which terms and provisions are incorporated by reference in and made a part of this Fourth Supplemental Indenture and the Base Indenture for the benefit of the Notes and the Holders of the Notes as if set forth in full herein and therein.

ARTICLE III

REDEMPTION OF NOTES

Section 3.01. Redemption of Notes.

(a) Prior to the Par Call Date, the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (with respect to the Notes to be redeemed on any Redemption Date, the “Redemption Price”) (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and Interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points less (b) Interest accrued to the Redemption Date, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid Interest thereon to, but not including, the Redemption Date.

(b) On or after the Par Call Date, the Issuer may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid Interest thereon to, but not including, the Redemption Date.

(c) Notwithstanding the foregoing, the Issuer shall not redeem the Notes pursuant to Section 3.01(a) on any date if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded or cured on or prior to such date.

Section 3.02. Notice of Optional Redemption; Selection of Notes. In case the Issuer shall desire to exercise the right to redeem all or, as the case may be, any part of the Notes pursuant to Section 3.01, it shall fix a date for redemption and it or, at its written request received by the Trustee not fewer than two Business Days prior (or such shorter period of time as may be acceptable to the Trustee) to the date the notice of redemption is to be mailed, the Trustee in the name of and at the expense of the Issuer, shall mail or electronically deliver (or otherwise transmit in accordance with the Depositary’s procedures), or cause to be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures), a notice of such redemption at least 10 days but not more than 60 days prior to the Redemption Date to each Holder of Notes so to be redeemed; provided that if the Issuer makes such request of the Trustee, it shall, together with such request, also give written notice of the Redemption Date to the Trustee; provided further that the text of the notice shall be prepared by the Issuer. Each such notice of redemption shall specify: (i) the aggregate principal amount of Notes to be redeemed, (ii) the CUSIP number or numbers and ISIN number or numbers of the Notes being redeemed, (iii) the Redemption Date (which shall be a Business Day), (iv) the Redemption Price (or the method of calculating such Redemption Price) at which Notes are to be redeemed, (v) the place or places of payment and that payment will be made upon presentation and surrender of such Notes and (vi) that Interest accrued and unpaid to, but excluding, the Redemption Date will be paid as specified in said notice, and that, unless the Issuer defaults in the payment of the Redemption Price, on and after the Redemption Date Interest will cease to accrue on the Notes or portions thereof called for redemption. If fewer than all the Notes are to be redeemed, the notice of redemption shall identify the Notes to be redeemed (including CUSIP numbers, if any). The notice, if mailed, electronically delivered or otherwise transmitted in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Whenever any Notes are to be redeemed, the Issuer will give the Trustee written notice of the Redemption Date, together with an Officers’ Certificate as to the aggregate principal amount of Notes to be redeemed not fewer than 30 days (or such shorter period of time as may be acceptable to the Trustee) prior to the Redemption Date.

On or prior to the Redemption Date specified in the notice of redemption given as provided in this Section 3.02, the Issuer will deposit with the Paying Agent (other than the Issuer or the Guarantor acting as its own Paying Agent) an amount of money in immediately available funds sufficient to redeem on the Redemption Date all the Notes (or portions thereof) so called for redemption at the appropriate Redemption Price, together with accrued and unpaid Interest, if any, on the Notes or portions thereof to be redeemed; provided that if such payment is made on the Redemption Date, it must be received by the Paying Agent, by 10:00 a.m., New York City time, on such date. The Issuer shall be entitled to retain any interest, yield or gain on amounts deposited with the Paying Agent pursuant to this Section 3.02 in excess of amounts required hereunder to pay the Redemption Price, together with accrued and unpaid Interest, if any, on the Notes or portions thereof to be redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another Depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.

Section 3.03. Payment of Notes Called for Redemption by the Issuer. If notice of redemption has been given as provided in Section 3.02, the Notes or portion of Notes with respect to which such notice has been given shall become due and payable on the Redemption Date and at the place or places stated in such notice at the Redemption Price, together with accrued and unpaid Interest, if any, thereon, and if the Paying Agent holds funds sufficient to pay the Redemption Price of such Notes, together with accrued and unpaid Interest, if any, thereon, then, on and after such Redemption Date (a) such Notes will cease to be outstanding and (b) Interest on the Notes or portion of Notes so called for redemption shall cease to accrue and, except as provided in Article 15 of the Base Indenture, such Notes shall cease to be entitled to any benefit under the Indenture, and the Holders thereof shall have no right in respect of such Notes except the right to receive the Redemption Price thereof, together with accrued and unpaid Interest, if any, thereon. On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Issuer at the Redemption Price, together with Interest accrued thereon, if any, to, but excluding, the Redemption Date.

Upon presentation of any Note redeemed in part only, the Issuer shall execute and the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Issuer, a new Note or Notes, of authorized denominations, in principal amount equal to the unredeemed portion of the Notes so presented.

Prior to the applicable Redemption Date, the Issuer shall provide to the Trustee an Officers’ Certificate that shall set forth the applicable Redemption Price and the calculation thereof in reasonable detail. The Issuer’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in acting upon the Issuer’s calculation of the Redemption Price. The Trustee shall provide such calculation to any Holder upon request.

ARTICLE IV

ADDITIONAL COVENANTS

Section 4.01. Limitation on Total Debt. The Guarantor will not, and will not permit any Subsidiary to, Incur any Debt (other than Intercompany Debt that is subordinate in right of payment to the Notes) if, immediately after giving effect to the Incurrence of such Debt and the application of the net proceeds of such additional Debt on a pro forma basis, the aggregate principal amount of all outstanding Debt of the Guarantor and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) would exceed 60% of the sum of the following (without duplication):

(a) Total Assets of the Guarantor and its Subsidiaries as of the end of the fiscal quarter covered in the Guarantor’s annual or quarterly report most recently furnished to the Holders or filed with the Commission, as the case may be; and

(b) the aggregate purchase price of any real estate assets, notes or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets, notes or mortgages receivable or used to reduce Debt), by the Guarantor or any Subsidiary since the end of such fiscal quarter, including the proceeds obtained from the Incurrence of such additional Debt.

Section 4.02. Limitation on Secured Debt. The Guarantor will not, and will not permit any Subsidiary to, Incur any Secured Debt (other than Intercompany Debt that is subordinate in right of payment to the Notes) if, immediately after giving effect to the Incurrence of such Secured Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all outstanding Secured Debt of the Guarantor and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) would exceed 40% of the sum of the following (without duplication):

(a) Total Assets of the Guarantor and its Subsidiaries as of the end of the fiscal quarter covered in the Guarantor’s annual or quarterly report most recently furnished to the Holders or filed with the Commission, as the case may be; and

(b) the aggregate purchase price of any real estate assets, notes or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets, notes or mortgages receivable or used to reduce Debt), by the Guarantor or any Subsidiary since the end of such fiscal quarter, including the proceeds obtained from the Incurrence of such additional Debt.

Section 4.03. Ratio of Consolidated EBITDA to Interest Expense. The Guarantor will not, and will not permit any Subsidiary to, Incur any Debt (other than Intercompany Debt that is subordinate in right of payment to the Notes) if the ratio of Consolidated EBITDA to Interest Expense for the Guarantor for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be Incurred shall have been less than 1.50:1.00 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom (determined on a consolidated basis in accordance with GAAP), and calculated on the assumption that:

(a) the Debt and any other Debt Incurred by the Guarantor or any Subsidiary from the first day of such four-quarter period had been Incurred at the beginning of that period and continued to be outstanding throughout that period, and the application of the net proceeds of that Debt (including to repay or retire other Debt, including Debt under any revolving credit facility) had occurred at the beginning of that four-quarter period;

(b) the repayment or retirement of any other Debt of the Guarantor or any Subsidiary from the first day of such four-quarter period had occurred at the beginning of that period; provided that, except to the extent set forth in clause (a) or (c) of this Section 4.03, in determining the amount of Debt in this calculation, the amount of Debt under any revolving credit or similar facility will be computed based upon the average daily balance of such Debt during that four-quarter period; and

(c) in the case of any acquisition or disposition of any asset or group of assets by the Guarantor or any Subsidiary from the first day of such four-quarter period including, without limitation, by merger, or stock or asset purchase or sale, (i) the acquisition or disposition had occurred as of the first day of that period, with the appropriate adjustments to Consolidated EBITDA and Interest Expense with respect to the acquisition or disposition being included in that pro forma calculation, and (ii) the application of the net proceeds from a disposition to repay or refinance Debt, including, without limitation, Debt under any revolving credit facility, had occurred on the first day of that four-quarter period.

Section 4.04. Maintenance of Total Unencumbered Assets. The Guarantor will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of the Guarantor and its Subsidiaries (determined on a consolidated basis in accordance with GAAP).

ARTICLE V

MISCELLANEOUS

Section 5.01. Integral Part. This Fourth Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 5.02. Adoption, Ratification and Confirmation. The Base Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 5.03. Counterparts; Effect of Headings. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which when executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Fourth Supplemental Indenture. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 5.04. Successors and Assigns. All covenants and agreements in this Fourth Supplemental Indenture by the Issuer and the Guarantor shall bind their respective successors and assigns, whether so expressed or not.

Section 5.05. Severability. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.06. Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD, TO THE EXTENT PERMITTED BY LAW, TO CONFLICTS OF LAWS PRINCIPLES.

Section 5.07. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required or deemed to be included in the Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control. If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Fourth Supplemental Indenture as so modified or so excluded, as the case may be.

Section 5.08. Use of Electronic Communications. For the avoidance of doubt, all notices, approvals, consents, requests and any communications hereunder or with respect to the Notes must be in writing (provided that any communication sent to Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign or Adobe (or such other digital signature provider as specified in writing to Trustee by the authorized representative)), in English. The Issuer agrees to assume all risks arising out of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting in good faith on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 5.09. Trustee Makes No Representation. The recitals contained herein shall be taken as the statements of the Issuer, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Fourth Supplemental Indenture and perform its obligations hereunder. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Issuer of the proceeds of the Notes. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, indemnities, powers, and duties of the Trustee shall be applicable in respect of this Fourth Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

[Remainder of Page Intentionally Left Blank: Signatures Commence in Following Page]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed all as of the day and year first above written.

PIEDMONT OPERATING PARTNERSHIP, LP

By:	PIEDMONT OFFICE REALTY TRUST, INC.,
its General Partner

By:	/s/ Robert E. Bowers
Name:	Robert E. Bowers
Title:	Chief Financial Officer and Executive Vice President

PIEDMONT OFFICE REALTY TRUST, INC.

By:	/s/ Robert E. Bowers
Name:	Robert E. Bowers
Title:	Chief Financial Officer and Executive Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ David J. Ganss
Name:	David J. Ganss
Title:	Vice President

[Signature Page to the Fourth Supplemental Indenture]

Annex A

Include only for Global Securities — UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS A BENEFICIAL INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE TRANSFER PROVISIONS OF THE INDENTURE.

[FACE OF NOTE]

PIEDMONT OPERATING PARTNERSHIP, LP

9.250% SENIOR NOTES DUE JULY 20, 2028

CUSIP NO.: 720198AG5

ISIN: US720198AG56

No. A-1	$[_____]

Piedmont Operating Partnership, LP, a Delaware limited partnership (herein called the “Issuer,” which term includes any successor under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [_____], or its registered assigns, the principal sum of [______] DOLLARS ($[_________]), or such other amount as is set forth in the Schedule of Increases or Decreases in Note on the other side of this Note, on July 20, 2028 at the office or agency of the Issuer maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay Interest, semi-annually on January 20 and July 20 of each year, commencing January 20, 2024, on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 9.250%, from the most recent Interest Payment Date to which Interest has been paid or duly provided for, unless no Interest has been paid or duly provided for on the Notes, in which case from July 20, 2023 until payment of said principal sum has been made or duly provided for. Principal of and Interest on any Global Note shall be paid in immediately available funds to the account of the Depositary or its nominee. Payment of the principal of Notes not represented by a Global Note shall be made at the office or agency designated by the Issuer for such purpose. Interest on Notes not represented by a Global Note shall be paid to Holders either by check mailed to each Holder or, upon application by a Holder to the Registrar not later than the relevant Regular Record Date, by wire transfer in immediately available funds to that Holder’s account within the United States, which application shall remain in effect until the Holder notifies, in writing, the Registrar to the contrary.

Payment of the principal of (and premium, if any) and Interest on this Note will be made at the office or agency of the Issuer maintained for that purpose in The City of New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated:	PIEDMONT OPERATING PARTNERSHIP, LP

	By:	Piedmont Office Realty Trust, Inc., as its sole general partner

By:
Name:
Title:

[Signature Page to Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated therein referred to in the within-mentioned Indenture.

Dated:	U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Signature Page to Note]

[REVERSE SIDE OF NOTE]

PIEDMONT OPERATING PARTNERSHIP, LP

9.250% SENIOR NOTES DUE 2028

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its 9.250% Senior Notes due 2028 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of March 6, 2014 (the “Base Indenture”), as supplemented by the Fourth Supplemental Indenture (the “Supplemental Indenture”) dated as of July 20, 2023 (the Base Indenture, as supplemented by the Supplemental Indenture, and as it may be further amended or supplemented from time to time, the “Indenture”) among the Issuer, the Guarantor and U.S. Bank Trust Company, National Association, as trustee (herein called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer, the Guarantor and the Holders of the Notes. Terms (whether or not capitalized) that are defined in the Indenture and used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

If an Event of Default (other than an Event of Default specified in Section 501(6) or 501(7) of the Base Indenture) occurs and is continuing, unless the principal of all the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Issuer and the Guarantor (and to the Trustee if given by Holders of Notes), may declare the principal amount of and Interest accrued and unpaid on all the Notes to be immediately due and payable. If an Event of Default specified in Section 501(6) or 501(7) of the Base Indenture occurs and is continuing, then the principal amount of and Interest accrued and unpaid on all the Notes shall be immediately due and payable without any declaration or other action on the part of the Trustee or any Holder of Notes.

The Indenture contains provisions permitting the Issuer, the Guarantor and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 901 and Section 902 of the Base Indenture. Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default, subject to the exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note, the Guarantee endorsed on this Note or the Indenture shall impair, as among the Issuer and the Holder of the Notes, the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and Interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

The Notes are issuable in fully registered form, without coupons, in minimum denominations of $2,000 principal amount and in integral multiples of $1,000 in excess thereof.

At the office or agency of the Issuer referred to in the Indenture, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration or exchange of Notes, Notes may be presented for exchange for a like aggregate principal amount of Notes of any other authorized denominations or for registration of transfer.

The Issuer shall have the right to redeem the Notes, in whole or in part, at any time and from time to time, at the Redemption Price and on the terms and conditions set forth in the Indenture.

The Notes are not subject to redemption through the operation of any sinking fund.

The Interest rate payable on the Notes will be subject to adjustment from time to time if either Moody’s or S&P (or, in either case, a Substitute Rating Agency) downgrades (or subsequently upgrades) its rating assigned to the Notes, as set forth in the Supplemental Indenture.

Except as expressly provided in Article 15 of the Base Indenture, no recourse for the payment of the principal of (including the Redemption Price upon redemption pursuant to the Indenture) or Interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer or the Guarantor in the Indenture or any supplemental indenture or in this Note, or because of the creation of any indebtedness represented thereby, or in the Guarantee, shall be had against any incorporator, stockholder, partner, member, manager, employee, agent, officer, director or subsidiary, as such, past, present or future, of the Guarantor, the Issuer or any of the Guarantor’s or Issuer’s Subsidiaries or of any successor thereto, either directly or through the Guarantor, the Issuer or any of the Guarantor’s or Issuer’s Subsidiaries or of any successor thereto, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as consideration for, the execution of the Indenture and the issue of this Note.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN-COM:	as tenants in common

TEN-ENT:	as tenants by the entireties

UNIF GIFT MIN ACT	Uniform Gifts to Minors Act

Cust	Custodian

JT-TEN	as joint tenants with right of survivorship and not under Uniform Gifts to Minors Act

Additional abbreviations may also be used though not in the above list.

GUARANTEE

Piedmont Office Realty Trust, Inc., a Maryland Corporation (hereinafter referred to as the “Guarantor,” which term includes any successor under the Indenture, referred to below), hereby irrevocably and unconditionally guarantees on a senior basis on the terms set forth in the Indenture the Guarantee Obligations, which include (i) the due and punctual payment of the principal of (including the Redemption Price upon redemption pursuant to the Indenture) and Interest on the 9.250% Senior Notes due 2028 (the “Notes”) of Piedmont Operating Partnership, LP, a Delaware limited partnership (the “Issuer,” which term includes any successor thereto under the Indenture), whether at the Final Maturity Date, upon acceleration, upon redemption or otherwise, the due and punctual payment of Interest on any overdue principal and (to the extent permitted by law) Interest on any overdue Interest on the Notes, and the due and punctual performance of all other obligations of the Issuer, to the Holders of the Notes or the Trustee all in accordance with the terms set forth in Article 15 of the Base Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the Maturity Date, by acceleration, call for redemption or otherwise.

This Guarantee has been issued under and pursuant to an Indenture dated as of March 6, 2014 (the “Base Indenture”), as supplemented by a Supplemental Indenture (the “Supplemental Indenture”) dated as of July 20, 2023 (the Base Indenture, as supplemented by the Fourth Supplemental Indenture, and as it may be further amended or supplemented from time to time, the “Indenture”) among the Issuer, the Guarantor and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee,” which term includes any successor thereto under the Indenture). Terms (whether or not capitalized) that are defined in the Indenture and used but not otherwise defined in this Guarantee shall have the respective meanings ascribed thereto in the Indenture.

The obligations of the Guarantor to the Holders of the Notes and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article 15 of the Base Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.

The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, the benefit of discussion, protest or notice with respect to the Notes and all demands whatsoever.

No past, present or future director, officer, employee, incorporator or stockholder (direct or indirect) of the Guarantor (or any such successor entity) as such, shall have any liability for any obligations of the Guarantor under this Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon the Guarantor and its successors and assigns until full and final payment of all of the Issuer’s obligations under the Notes and Indenture or until legally discharged in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders of the Notes, and, in the event of any transfer or assignment of rights by any Holder of the Notes or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and performance and not of collection.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is endorsed shall have been executed by the Trustee or a duly authorized authenticating agent under the Indenture by the manual signature of one of its authorized officers.

The obligations of the Guarantor under this Guarantee shall be limited as provided in Article 15 of the Base Indenture to the extent necessary to ensure that it does not constitute a fraudulent conveyance under applicable law.

THE TERMS OF ARTICLE 15 OF THE BASE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed.

Dated:	PIEDMONT OFFICE REALTY TRUST, INC.

By:
Name:
Title:

[Signature Page to Guarantee]

ASSIGNMENT

For value received ___________ hereby sell(s) assign(s) and transfer(s) unto __________________ (Please insert social security or other Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints __________________ attorney to transfer said Note on the books of the Issuer, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

NOTICE: The signature on this Assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatsoever.

[Include Schedule only for a Global Note]

SCHEDULE OF INCREASES OR DECREASES IN NOTE

The initial principal amount of this Global Note is [______] DOLLARS ($[________]). The following increases or decreases in part of this Note have been made:

Date	Amount of Increase in Principal Amount of this Note	Amount of Decrease in Principal Amount of this Note	Principal amount of this Note following such Increase or Decrease	Signature of Authorized Officer or Trustee